Exhibit 10.1
BEIGENE, LTD.

INDEPENDENT DIRECTOR COMPENSATION POLICY

The purpose of this Independent Director Compensation Policy (this “Policy”) of BeiGene, Ltd. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who meet the general independence requirements under NASDAQ Rule 5605(a)(2) and Rule 3.13 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. In furtherance of this purpose, all members of the Board of Directors (the “Board”) of the Company who are independent directors under NASDAQ Rule 5605(a)(2) shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership
For general availability and participation in meetings and conference calls of the Board. No additional compensation for attending individual Board meetings.	$60,000
Additional Annual Retainers for Committee Membership and Service as Chairperson
Audit Committee Chairperson:	$22,500
Audit Committee member:	$12,500
Compensation Committee Chairperson:	$17,500
Compensation Committee member:	$10,000
Nominating and Corporate Governance Committee Chairperson:	$12,500
Nominating and Corporate Governance Committee member:	$7,500
Commercial and Medical Affairs Advisory Committee Chairperson:	$16,500
Commercial and Medical Affairs Advisory Committee member:	$9,000
Scientific Advisory Committee Chairperson:	$16,500
Scientific Advisory Committee member:	$9,000
No additional compensation for attending individual committee meetings.
All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the independent director. Cash retainers owing to independent directors shall be annualized, meaning that independent directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Upon initial election or appointment to the Board: An initial equity grant (the “Initial Grant”) on the date of such election or appointment (the “grant date” for the Initial Grant) with an initial value of $400,000 on the grant date, pro-rated based on the number of calendar days to be served from the grant date until the first anniversary of the most recent Annual Meeting.

Annual equity grants: On the date of the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), each continuing independent member of the Board who is eligible to receive awards under this Plan will receive an annual equity grant (the “Annual Grant”) with an initial value of $400,000 on the date of grant.

Terms and Conditions of Initial Grant and Annual Grant: Each of the Initial Grant and the Annual Grant (together, the “Equity Awards”) shall consist of 50% share options (“Options”) and 50% restricted share units (“RSUs”); provided, however, that to the extent that a grant of RSUs is subject to shareholder approval pursuant to applicable listing rules, (i) the Initial Grant shall consist of 100% Options and (ii) the Annual Grant shall include RSUs only upon shareholder approval and, in the absence of such shareholder approval, the Annual Grant shall consist of 100% Options. The number of Options awarded will be the applicable grant value divided by the per share option value on the date of grant determined in accordance with the Company’s standard option valuation practices, and the number of RSUs awarded will be the applicable grant value divided by the fair market value per share of the Company’s shares on the date of grant. The Options will have an exercise price equal to the higher of (i) the fair market value per share of the Company’s shares on the date of grant, and (ii) the average fair market value per share of the Company’s shares for the five trading days immediately preceding the date of grant. The Equity Awards shall be governed by, and subject to the terms and conditions of, the Company’s 2016 Share Option and Incentive Plan (as may be amended from time to time) and standard form of grant agreements in effect on the date of grant. In addition, the Equity Awards shall vest in full (i.e., in a single installment) upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director other than as set forth below or the Board determines that the circumstances warrant continuation of vesting. In addition, all Options shall be exercisable for three years following cessation of service, and all Equity Awards shall accelerate in full upon (i) death, (ii) disability, (iii) termination of service in connection with a change of control of the Company, or (iv) upon a change of control of the Company if the director’s service continues and the awards are not assumed by the acquiror at the time of the change of control. Subject to specific terms and conditions designed for compliance with applicable tax and other regulations, directors generally may elect to defer settlement of their RSUs until six months following the date that the director ceases to serve as a director.

Limitations on Independent Director Compensation

Cash and equity compensation payable to independent directors under this Policy shall be subject to any limits, terms and conditions set forth in any Company policy or equity incentive plan or as otherwise adopted by the Board from time to time.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by independent directors in attending Board and committee meetings.

ADOPTED: November 16, 2016
EFFECTIVE: November 16, 2016
AMENDED: June 6, 2018, June 5, 2019, April 13, 2020 and April 5, 2021*

* Changes regarding the cash retainers will become effective on April 1, 2021.
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